UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 3, 2012

DIGITAL ALLY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 W. 110th Street, Suite 200, Overland Park, KS 66210
(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 8, 2009, we filed suit against Z3 Technologies, LLC (“Z3”) in The U.S. District Court for the District of Kansas claiming breach of a production software license agreement entered into during October 2008 and the rescission of a second limited license agreement entered into during January 2009.  Among various other claims, we asserted that Z3 failed to deliver the material required under the contracts; that the product that was delivered by Z3 was defective and/or unusable; and that the January 2009 contract should be rescinded and declared void, unenforceable and of no force or effect.  We paid license fees and made other payments to Z3 totaling $265,000 to-date under these contracts.  Z3 denied our claims and filed counterclaims that alleged we did not have the right to terminate the contracts and therefore that it was damaged for loss of profits and related damages.  In those counterclaims, Z3 sought to recover approximately $4.5 million from us exclusive of "prejudgment interest". Our insurance carrier settled a portion of the counterclaims under our director and officer liability insurance policy.  The counterclaims that were not resolved by that settlement remained in controversy.

The trial of those claims began on June 25, 2012 and concluded with a jury verdict on July 3, 2012.  The principal parts of the verdict were (i) an award of $30,000 to us on grounds that Z3 had breached its 2008 contract with us; (ii) an award of $15,000 in favor Z3 by finding that we had breached the 2009 contract by failing to pay the balance of certain engineering fees; and (iii) an  award of $100,000 in favor of Z3 based on the Court's finding that we breached the 2009 contract by failing to place an initial order for so-called "DM-365 modules" from Z3.  As a result, the net judgment against us was $85,000.  Further, despite our arguments at trial, the Court also refused to reconsider its interlocutory summary judgment rulings rendered against us prior to trial in the amount of $445,000, which became final upon conclusion of the trial.  Accordingly, the total judgment entered against us is $530,000 and no prejudgment interest on that sum was awarded.

We believe that there are a number of errors in the court's rulings and the judgment entered on July 3, 2012 and plan to appeal them.  We will seek to stay Z3's execution of the judgment pending the appeal.  We may be required to post a bond secured by collateral in the amount of the judgment in order to obtain such stay.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2012

Digital Ally, Inc.

	By:	/s/ Stanton E. Ross
	Name:	Stanton E. Ross
	Title:	Chairman, President and Chief Executive Officer

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